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                                                                    Exhibit (11)

                          [Ropes & Gray LLP Letterhead]


February 18, 2004



Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Metropolitan Series Fund, Inc. (the "Company") in connection with the Registration Statement of the Company on Form N-14 (the "Registration Statement") being filed by the Company today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combinations of certain series of the Company listed below (as applicable, an "Acquired Portfolio" or an "Acquiring Portfolio") and the issuance of shares of common stock of specified classes of each Acquiring Portfolio in connection therewith (the "Shares"), all in accordance with the terms of each proposed Agreement and Plan of Reorganization by and among the Company on behalf of the applicable Acquired Portfolio, the Company on behalf of the applicable Acquiring Portfolio, and MetLife Advisers, LLC (each an "Agreement and Plan of Reorganization"), in substantially the form included in the Registration Statement as an exhibit.

               Acquired Portfolio                Acquiring Portfolio
               ------------------                -------------------

       MFS Research Managers Portfolio      MFS Investors Trust Portfolio

       FI Mid Cap Opportunities Portfolio   Janus Mid Cap Portfolio

       Balanced Portfolio                   MFS Total Return Portfolio

We have examined the Company's Articles of Incorporation and amendments thereto and the Company's Bylaws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Directors of the Company and the shareholders of each Acquired Portfolio will have taken all actions required of them for the approval of the Agreements and Plans of Reorganization, and (2) each Agreement and Plan of Reorganization will have been duly

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Metropolitan Series Fund, Inc.
Page 2


executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Company and MetLife Advisers, LLC.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Maryland.

2. When issued in accordance with the relevant Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Company.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP